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Exhibit 23.2

Independent Accountants' Consent

The Board of Directors
Cardinal Financial Corporation:

        We consent to the use of our report dated January 15, 2003, with respect to the consolidated statements of condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and to the reference to our firm under the heading "Experts", all incorporated by reference herein.

                      /s/ KPMG LLP

McLean, Virginia
December 16, 2003

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Independent Accountants' Consent